Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Mack-Cali Realty Corporation Announces Change to Board of Directors

Jersey City, New Jersey—September 27, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced the addition of Rebecca Robertson to its Board of Directors.

Ms. Robertson is currently the President and Executive Producer of Park Avenue Armory in Manhattan. Prior to that, she led the redevelopment of both the Lincoln Center and the urban renewal project of the New 42nd Street. Additionally, Ms. Robertson sits on the boards of the New 42nd Street, Inc., Park Avenue Armory, and the CalArts Board of Overseers.

“I am excited to join the Mack-Cali board of directors,” said Ms. Robertson. “Mack-Cali is a company on the way to becoming a first class organization. I am ready to apply my years of experience as an urban planner and not-for-profit developer as the Company commences projects like repositioning its Harborside complex on the Jersey City Waterfront.”

“It is rare to find someone who combines the depth of knowledge that Rebecca possesses across real estate, entertainment, and programming — all vital aspects of the live/work/play communities we are creating. We welcome her to our Board and know that the unique experience she brings gives her an unmatched perspective and expertise that will be invaluable to Mack-Cali,” said Michael J. DeMarco, Mack-Cali President.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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